EXHIBIT 10.2

Description of an oral employment agreement between Joseph Isaacs and the Company

The Company has no written employment agreements with its officer and director, however commencing September 1, 2011, the Board has agreed to pay its President , Joseph Isaacs, $4,000 per month, if the funds are available and if not, then to accrue such $4,000. This is a month to month “at will” agreement and may be terminated at any time by the Company without any liability to the Company for such termination. There are no other terms or conditions relating to the employment of Mr. Isaacs by the Company. There are no benefits, either medical or auto and no requirements for bonuses or pensions.